Exhibit 10.29

Board Compensation for Directors*

Type of Compensation	Amount

Board Cash Retainer+	Fiscal 2022: $12,500, payable monthly on the last day of each fiscal month, commencing January 1, 2022+

*Includes only persons serving as Independent Directors.

+For any person who ceases to serve during the fiscal month prior to such payment date, such person shall receive a pro rata amount for the portion of the fiscal month so served.